Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS SECOND QUARTER RESULTS

—WILL WEB CAST A PRESENTATION AT

 BARCLAYS CAPITAL RETAIL CONFERENCE—

RONKONKOMA, N.Y. — April 27, 2010 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal second quarter and six months ended March 31, 2010.

For the fiscal second quarter ended March 31, 2010, net sales were $705 million, compared to $596 million for the fiscal second quarter ended March 31, 2009, an increase of $110 million or 18%.  Net income for the fiscal second quarter ended March 31, 2010 was $47 million, or $0.73 per diluted share, compared to net income of $23 million, or $0.37 per diluted share, for the fiscal second quarter ended March 31, 2009.

Net income for the fiscal second quarter of 2010 reflects greater sales and overall higher gross profits.  The overall gross profit percentage for the fiscal second quarter of 2010 increased 4% to 46% from 42% for the fiscal second quarter of 2009.  Selling, general & administrative costs decreased to 28% of sales for the fiscal second quarter of 2010, from 29% for fiscal second quarter of 2009.

Net income for the fiscal second quarter of 2010 was adversely affected by the Company’s increased television advertising to support its Nature’s Bounty, Osteo Bi Flex, Ester C and Pure Protein brands.   Accordingly, advertising costs were $51 million, an increase of $18 million, or 7.2% of sales for the fiscal second quarter of 2010, compared with 5.5% of sales for the fiscal second quarter of 2009.  The Company expects its branded sales for fiscal 2010 to benefit from this additional advertising.  This level of advertising is not anticipated to continue for the balance of the 2010 fiscal year.

Adjusted EBITDA for the fiscal second quarter of 2010 was $99 million, compared to $62 million for the fiscal second quarter of 2009.  The Company’s balance sheet continues to be strong and well capitalized.  During the first six months of fiscal 2010, the Company repaid $36 million of its long term debt.   At March 31, 2010, the Company’s working capital was $778 million, which included over $200 million in cash or equivalents, total assets were $2 billion, and $325 million remained undrawn and available under the Company’s Revolving Credit Facility.

For the six months ended March 31, 2010, net sales were $1.5 billion compared to $1.3 billion for the six months ended March 31, 2009, an increase of $200 million or 16%.  Net income for the six months ended March 31, 2010, was $122 million, or $1.91 per diluted share, compared to net income of $37 million, or $0.58 per diluted share, for the six months ended March 31, 2009.

Adjusted EBITDA for the six months ended March 31, 2010 was $247 million, compared to $116 million for the six months ended March 31, 2009.

OPERATIONS FOR THE FISCAL SECOND QUARTER ENDED MARCH 31, 2010

Net sales for the Wholesale/US Nutrition division, which markets various branded products, including Nature’s Bounty, Osteo Bi-Flex, Rexall, Sundown, Ester-C, Pure Protein, Solgar, and private label products, increased $77 million, or 22%, to $427 million.  NBTY’s branded products, which have higher gross profit margins than the Company’s private label products, represent a larger part of the wholesale business.   Branded products accounted for 62% of wholesale sales in the fiscal second quarter of 2010, compared to 58% of wholesale sales in the fiscal second quarter of 2009.   At the same time, private label sales accounted for 38% of wholesale sales in the fiscal second quarter of 2010, compared to 42% of wholesale sales in the fiscal second quarter of 2009.   Gross profit for the Wholesale/US Nutrition division increased 8% to 35% for the fiscal second quarter of 2010, compared with 27% for the fiscal second quarter of 2009.

The Nielsen Company tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended April 3, 2010, Nielsen reported an increase in the entire category of 12.5%.  According to Nielsen, for that same period, the Company’s Wholesale brands increased 21%.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, were $55 million, a 5% increase from the prior like quarter.   The division’s same store sales were up 5% for the fiscal second quarter of 2010 as the modernization of the Vitamin World stores had a favorable impact on its operations.

During the fiscal second quarter of 2010, the North American Retail division opened one new store and closed 4 stores.  Fourteen additional stores are expected to open in fiscal 2010.  At the end of the fiscal second quarter of 2010, the North American Retail division operated a total of 531 stores, consisting of 446 Vitamin World stores in the United States and 85 LeNaturiste stores in Canada.

European Retail net sales for the fiscal second quarter ended March 31, 2010 were $159 million, an 18% increase compared to $134 million for the prior like quarter.   In local currency (British Pound Sterling), European Retail net sales increased 9% and same store sales increased 6%.  The Company has continued to integrate the Julian Graves operations into its European Retail Division.   During this fiscal quarter, 23 Julian Graves stores were converted into Holland & Barrett and GNC stores, resulting in a 19% sales increase for these converted stores.

The European Retail division continues to leverage its premier status, high street locations and brand awareness to generate these results. At March 31, 2010, the European Retail division consisted of 565 Holland & Barrett stores, 324 Julian Graves stores and 35 GNC stores in the UK, 27 Nature’s Way stores in Ireland, and 85 DeTuinen stores in the Netherlands, for a total of 1,036 stores in Europe and 16 Holland & Barrett franchised stores in South Africa, Singapore and Malta.

Net sales from Direct Response/E-Commerce operations for the fiscal second quarter of 2010 increased 9% to $65 million from $59 million for the fiscal second quarter of 2009.  As this division varies its promotional strategy throughout the fiscal year, its results should be viewed on an annual and not quarterly basis.  Puritan’s Pride is the leader in the Direct Response and E-Commerce sectors and continues to increase the number of products available via its catalog and web sites. On-line sales were 53% of total sales for the fiscal second quarter of 2010 compared with 46% for the prior comparable quarter.

NBTY Chairman and CEO, Scott Rudolph, said: “We are pleased to report strong sales growth with improved gross profits.   However, because of the increasing competitive nature of the private label business, we anticipate gross profits for our private label business to decrease for the remainder of fiscal 2010.  This should adversely affect gross profits for our wholesale division during this period.   To address this issue, we have begun the process of initiating additional improvements in supply chain management.   We are also increasing our focus on our branded product sales, which traditionally have higher gross profits.  Our financial strength continues to play a vital role in generating future growth and shareholder value.”

NBTY will web cast a presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Barclays Capital Retail and Restaurants Conference live on the Company website, www.nbty.com, on Thursday, April 29, 2010 at 8:45 am (ET).

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.naturesbounty.com), Vitamin World(R) (www.vitaminworld.com), Puritan’s Pride(R) (www.puritan.com), Holland & Barrett(R) (www.hollandandbarrett.com), Rexall(R) (www.rexall.com), Sundown(R) (www.sundownnaturals.com), MET-Rx(R)  (www.metrx.com), Worldwide Sport Nutrition(R) (www.sportnutrition.com), American Health(R) (www.americanhealthus.com), GNC (UK)(R) (www.gnc.co.uk), DeTuinen(R) (www.detuinen.nl), LeNaturiste™ (www.lenaturiste.com), SISU(R) (www.sisu.com), Solgar(R) (www.solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, (www.juliangraves.com) and Ester-C(R), (www.ester-c.com) brands.  NBTY routinely posts information that may be important to investors on its web site.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)

	Three months
	ended March 31,
	2010	2009

Net sales	$705,160	$595,553

Costs and expenses:
Cost of sales	380,668	343,644
Advertising, promotion and catalog	50,937	33,028
Selling, general and administrative	194,593	174,657
	626,198	551,329

Income from operations	78,962	44,224

Other income (expense):
Interest	(7,616)	(8,888)
Miscellaneous, net	790	279
	(6,826)	(8,609)

Income before provision for income taxes	72,136	35,615

Provision for income taxes	25,480	12,545

Net income	$46,656	$23,070

Net income per share:
Basic	$0.74	$0.37
Diluted	$0.73	$0.37

Weighted average common shares outstanding:
Basic	63,266	61,600
Diluted	64,267	62,948

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)

	Six months
	ended March 31,
	2010	2009

Net sales	$1,456,311	$1,256,105

Costs and expenses:
Cost of sales	792,116	732,147
Advertising, promotion and catalog	79,679	64,319
Selling, general and administrative	383,324	370,557
IT project termination costs	—	8,647
	1,255,119	1,175,670

Income from operations	201,192	80,435

Other income (expense):
Interest	(15,672)	(18,377)
Miscellaneous, net	2,545	(5,356)
	(13,127)	(23,733)

Income before provision for income taxes	188,065	56,702

Provision for income taxes	65,823	20,157

Net income	$122,242	$36,545

Net income per share:
Basic	$1.95	$0.59
Diluted	$1.91	$0.58

Weighted average common shares outstanding:
Basic	62,833	61,600
Diluted	64,061	63,043

	NET SALES
	(Unaudited)
	THREE MONTHS ENDED
	MARCH 31,
			Percentage
(In thousands)	2010	2009	Change

Wholesale / US Nutrition	$426,575	$349,801	22%

North American Retail	54,769	51,916	5%

European Retail	159,013	134,438	18%

Direct Response / E-Commerce	64,803	59,398	9%

Total	$705,160	$595,553	18%

	GROSS PROFIT
	PERCENTAGES
	(Unaudited)
	THREE MONTHS ENDED
	MARCH 31,
			Increase
	2010	2009	- Decrease

Wholesale / US Nutrition	35%	27%	8%

North American Retail	66%	66%	0%

European Retail	62%	63%	-1%

Direct Response / E-Commerce	62%	64%	-2%

Total	46%	42%	4%

	NET SALES
	(Unaudited)
	SIX MONTHS ENDED
	MARCH 31,
			Percentage
(In thousands)	2010	2009	Change

Wholesale / US Nutrition	$897,688	$756,768	19%

North American Retail	106,227	100,354	6%

European Retail	335,008	290,464	15%

Direct Response / E-Commerce	117,388	108,519	8%

Total	$1,456,311	$1,256,105	16%

	GROSS PROFIT
	PERCENTAGES
	(Unaudited)
	SIX MONTHS ENDED
	MARCH 31,
			Increase
	2010	2009	- Decrease

Wholesale / US Nutrition	35%	27%	8%

North American Retail	67%	67%	0%

European Retail	62%	63%	-1%

Direct Response / E-Commerce	62%	62%	0%

Total	46%	42%	4%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

(In thousands)

	THREE MONTHS ENDED
	MARCH 31, 2010
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$55,454	$3,659	$—	$100	$59,213

North American Retail	451	622	—	72	1,145

European Retail	25,880	3,458	—	207	29,545

Direct Response / E-Commerce	18,013	1,206		27	19,246

Segment Results	99,798	8,945	—	406	109,149

Corporate / Manufacturing	(27,662)	7,866	7,616	1,785	(10,395)

Total	$72,136	$16,811	$7,616	$2,191	$98,754

	THREE MONTHS ENDED
	MARCH 31, 2009
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$19,046	$3,586	$—	$(74)	$22,558

North American Retail	(731)	745	—	23	37

European Retail	20,318	3,403	—	38	23,759

Direct Response / E-Commerce	19,244	1,267		(62)	20,449

Segment Results	57,877	9,001	—	(75)	66,803

Corporate / Manufacturing	(22,262)	8,278	8,888	442	(4,654)

Total	$35,615	$17,279	$8,888	$367	$62,149

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

(In thousands)

	SIX MONTHS ENDED MARCH 31, 2010
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$141,692	$7,331	$—	$5,678	$154,701

North American Retail	2,523	1,331	—	121	3,975

European Retail	60,524	7,084	—	326	67,934

Direct Response / E-Commerce	34,401	2,412	—	42	36,855

Segment Results	239,140	18,158	—	6,167	263,465

Corporate / Manufacturing	(51,075)	15,600	15,672	2,968	(16,835)

Total	$188,065	$33,758	$15,672	$9,135	$246,630

	SIX MONTHS ENDED MARCH 31, 2009
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$49,063	$7,310	$—	$(27)	$56,346

North American Retail	(1,886)	1,497	—	47	(342)

European Retail	46,489	6,964	—	90	53,543

Direct Response / E-Commerce	19,953	2,532	—	4,623	27,108

Segment Results	113,619	18,303	—	4,733	136,655

Corporate / Manufacturing	(56,917)	16,497	18,377	1,003	(21,040)

Total	$56,702	$34,800	$18,377	$5,736	$115,615

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	March 31,	September 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$213,905	$106,001
Accounts receivable, net	167,976	155,863
Inventories	636,978	658,534
Deferred income taxes	27,952	28,154
Other current assets	58,709	49,999
Total current assets	1,105,520	998,551

Property, plant and equipment, net	363,276	373,817
Goodwill	332,327	339,099
Intangible assets, net	205,367	214,139
Other assets	19,777	34,615

Total assets	$2,026,267	$1,960,221

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$64,108	$38,893
Accounts payable	109,168	128,485
Accrued expenses and other current liabilities	154,684	156,734
Total current liabilities	327,960	324,112

Long-term debt, net of current portion	375,839	437,629
Deferred income taxes	39,151	36,422
Other liabilities	31,814	34,233
Total liabilities	774,764	832,396

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 63,302 and 61,874 shares at March 31, 2010 and September 30, 2009, respectively	506	495
Capital in excess of par	163,997	145,885
Retained earnings	1,107,039	984,797
Accumulated other comprehensive income	(20,039)	(3,352)

Total stockholders’ equity	1,251,503	1,127,825

Total liabilities and stockholders’ equity	$2,026,267	$1,960,221

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six months
	ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$122,242	$36,545
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of assets	6,196	688
IT project termination costs	—	4,667
Depreciation and amortization	33,758	34,800
Foreign currency transaction loss	130	6,669
Stock-based compensation	3,611	1,069
Amortization of deferred charges	774	631
Allowance for doubtful accounts	1,866	850
Inventory reserves	1,699	7,177
Deferred income taxes	1,447	383
Excess income tax benefit from exercise of stock options	(4,787)	—
Changes in operating assets and liabilities:
Accounts receivable	(15,717)	(16,256)
Inventories	16,286	(57,941)
Other assets	4,173	10,568
Accounts payable	(18,341)	47,219
Accrued expenses and other liabilities	4,099	(20,843)
Net cash provided by operating activities	157,436	56,226

Cash flows from investing activities:
Purchase of property, plant and equipment	(24,437)	(35,639)
Cash paid for acquisitions	(573)	(264)
Proceeds from sale of investments	2,000	—
Escrow refund, net of purchase price adjustments	—	11,989
Net cash used in investing activities	(23,010)	(23,914)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(35,777)	(16,785)
Proceeds from borrowings under the Revolving Credit Facility	—	60,000
Principal payments under the Revolving Credit Facility	—	(115,000)
Excess income tax benefit from exercise of stock options	4,787	—
Proceeds from stock options exercised	9,725	6
Net cash used in financing activities	(21,265)	(71,779)

Effect of exchange rate changes on cash and cash equivalents	(5,257)	(6,912)

Net increase (decrease) in cash and cash equivalents	107,904	(46,379)

Cash and cash equivalents at beginning of period	106,001	90,180

Cash and cash equivalents at end of period	$213,905	$43,801